SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)/1/



                               BCSB BANKCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   054948 10 4
                                   -----------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 Pages

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 2 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BCSB BANKCORP, INC.  EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2158786
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a) [ ]

                                                                  (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        181,818
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   181,818
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             181,818
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            3.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 3 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BCSB BANKCORP, INC.  DEFERRED COMPENSATION PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2108333
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        109,252
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   109,252
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             109,252
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 4 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2108339
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a) [  ]

                                                                  (b) [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         66,600
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    66,600
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             66,600
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 5 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS:

          BALTIMORE COUNTY SAVINGS BANK EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          52-1892231
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         58,100
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    58,100
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             58,100
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.9%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 6 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS:

          BCSB BANKCORP, INC. MANAGEMENT RECOGNITION PLAN TRUST

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          52-2108333
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         80,064
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    80,064
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             80,064
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 7 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS:

          H. ADRIAN COX

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER            6,512
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        495,834
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER       6,512
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   495,834
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             502,346
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 8 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS:

          FRANK W. DUNTON

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER            8,925
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        415,770
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER       8,925
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   415,770
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             424,695
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.2%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 9 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS:

          HENRY V. KAHL

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER            3,667
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        495,834
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER       3,667
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   495,834
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             499,501
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.4%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                     Page 10 of 15 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS:

          JOHN J. PANZER, JR.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [  ]

                                                                  (b)  [  ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER            9,242
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         80,064
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER       9,242
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    80,064
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              89,306
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.5%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           ---------------------
                                                             Page 11 of 15 Pages
                                                            --------------------
                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(A)         NAME OF ISSUER:
         BCSB Bankcorp, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         4111 East Joppa Road, Suite 300
         Baltimore, Maryland 21236

ITEM 2(A)         NAME OF PERSON(S) FILING:
     The BCSB Bankcorp, Inc. Employee Stock Ownership Plan Trust (the "ESOP Trust"), the BCSB Bankcorp, Inc. Deferred Compensation Plan Trust (the "DCP Trust"), the Baltimore County Savings Bank Foundation, Inc. ("Foundation"), the Baltimore County Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Savings Trust"), the BCSB Bankcorp, Inc. Management Recognition Plan Trust (the "MRP Trust"), and H. Adrian Cox, Frank W. Dunton, Henry V. Kahl and John J. Panzer, Jr. (together, the "Trustees"), who serve as all or some of the trustees of said trusts and Foundation (together, the "Trusts").

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(C)         CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(E)         CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     Items (a), (b), (c), (d), (e), (g), (h) and (i) hereof are not applicable. This Schedule 13G is being filed on behalf of the ESOP Trust and the Savings Trust, filing pursuant to the Item 3(f) classification, and on behalf of the DCP Trust, the Foundation and the MRP Trust and each trustee of the Trusts, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters. Exhibit A discloses the relationship between all persons who are parties to this filing.

                                                            --------------------
                                                             Page 12 of 15 Pages
                                                            --------------------

ITEM 4.  OWNERSHIP.

          (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

          (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

          (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10. CERTIFICATION.
         By signing below, each signatory in the capacity of a Trustee of a Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each Trustee in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            --------------------
                                                             Page 13 of 15 Pages
                                                            --------------------
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BCSB BANKCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                January 29, 2001
------------------------------------             --------------------------
H. Adrian Cox, as Trustee                        Date

/s/ Frank W. Dunton                              January 29, 2001
--------------------------------------------     --------------------------
Frank W. Dunton, as Trustee                      Date

/s/ Henry V. Kahl                                January 29, 2001
------------------------------------             --------------------------
Henry V. Kahl, as Trustee                        Date



BCSB BANKCORP, INC.
DEFERRED COMPENSATION PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                January 29, 2001
------------------------------------             --------------------------
H. Adrian Cox, as Trustee                        Date

/s/ Frank W. Dunton                              January 29, 2001
--------------------------------------------     --------------------------
Frank W. Dunton, as Trustee                      Date

/s/ Henry V. Kahl                                January 29, 2001
------------------------------------             --------------------------
Henry V. Kahl, as Trustee                        Date



BALTIMORE COUNTY SAVINGS BANK
EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

By:      Baltimore County Savings Bank, Its Trustee

/s/ William M. Loughran                          January 29, 2001
--------------------------------------------     --------------------------
William M. Loughran, Its Senior Vice President   Date

                                                            --------------------
                                                             Page 14 of 15 Pages
                                                            --------------------

BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.

By Its Trustees:

/s/ H. Adrian Cox                                January 29, 2001
------------------------------------             --------------------------
H. Adrian Cox, as Trustee                        Date

/s/ Frank W. Dunton                              January 29, 2001
------------------------------------             --------------------------
Frank W. Dunton, as Trustee                      Date

/s/ Henry V. Kahl                                January 29, 2001
------------------------------------             --------------------------
Henry V. Kahl, as Trustee                        Date


BCSB BANKCORP, INC.
MANAGEMENT RECOGNITION PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                 January 29, 2001
------------------------------------              --------------------------
H. Adrian Cox, as Trustee                         Date

/s/ Henry V. Kahl                                 January 29, 2001
------------------------------------              --------------------------
Henry V. Kahl, as Trustee                         Date

/s/ John J. Panzer, Jr.                           January 29, 2001
------------------------------------              --------------------------
John J. Panzer, Jr., as Trustee                   Date



/s/ H. Adrian Cox                                 January 29, 2001
------------------------------------------------- --------------------------
H. Adrian Cox, as an Individual Stockholder       Date

/s/ Frank W. Dunton                               January 29, 2001
------------------------------------------------- --------------------------
Frank W. Dunton, as an Individual Stockholder     Date

/s/ Hendry V. Kahl                                January 29, 2001
------------------------------------------------- --------------------------
Henry V. Kahl, as an Individual Stockholder       Date

/s/ John J. Panzer, Jr.                           January 29, 2001
------------------------------------------------- -------------------------
John J. Panzer, Jr., as an Individual Stockholder Date

                                                            --------------------
                                                             Page 15 of 15 Pages
                                                            --------------------
                                    Exhibit A
                                    ---------

         The assets of the ESOP Trust, DCP Trust, MRP Trust and Foundation are held in trust by the Trustees, who have a fiduciary duty to act in the best interests of each Trust's respective beneficiaries. The assets of the Savings Plan Trust are held in trust by Baltimore County Savings Bank (in its capacity as trustee of the Savings Plan Trust), which has a fiduciary duty to act in the best interests of the Savings Trust's beneficiaries. As directors of the Bank, the Trustees share voting and dispositive powers over the assets of the Savings Plan Trust. In their capacities as Trustees of all of the Trusts, the Trustees generally hold all shares of the Issuer's common stock for the benefit of the beneficiaries of the respective Trusts.